Exhibit 99.02

Cardinal Health, Inc.

Employee Stock Purchase Plan

Section 1 - Purpose

The Cardinal Health, Inc. Employee Stock Purchase Plan, originally adopted and established by Cardinal Health, Inc., an Ohio corporation, effective as of January 3, 2000, for the general benefit of the Employees of the Company and of certain of its Subsidiaries, is hereby amended and restated effective as of May 10, 2006. The purpose of the Plan is to facilitate the purchase of Shares by Eligible Employees.

Section 2 - Definitions

a.	“Act” shall mean the Securities Act of 1933, as amended.

b.	“Administrator” shall mean the Human Resources and Compensation Committee of the Board of Directors of the Company, or the person(s) or entity delegated the responsibility of administering the Plan.

c.	“Agent” shall mean the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed to act as the agent of the Employer and of the Participants under the Plan.

d.	“Board” shall mean the Board of Directors of the Company.

e.	“Closing Value” shall mean, as of a particular date, the value of a Share determined by the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange for the date of determination as reported in The Wall Street Journal or such other source as the Administrator deems reliable. For this purpose, the date of determination shall be the first Trading Day of the Offering Period or the last Trading Day of the Offering Period, as applicable.

f.	“Code” shall mean the Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law.

g.	“Company” shall mean Cardinal Health, Inc., including any successor thereto.

h.

“Compensation” shall mean wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with the Employer (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) including amounts excludible from the Employee’s gross income under Code Section 402(a)(8) (relating to a Code Section 401(k) arrangement), Code Section 402(h) (relating to a Simplified Employee Pension), Code Section 125 (relating to a cafeteria plan) or Code Section 403(b) (relating to a tax-sheltered annuity) and compensation paid by the Employer to an Employee through another person under the common paymaster provisions of Code Sections 3121(s) and 3306(p). Compensation does not include: (1) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (2) amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option, (3) moving allowances, automobile allowances, tuition reimbursement, financial/tax planning reimbursement, other extraordinary compensation, including tax “gross-up” payments, and imputed income from other employer-provided benefits, and (4) other amounts that receive special tax benefits, such as premiums for group term life insurance or contributions made by the Employer (whether or not under salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are excludible from the gross income of the Employee), other than amounts described above.

i.	“Designated Subsidiaries” shall mean all Subsidiaries whose Employees have been designated by the Administrator, in its sole discretion, as eligible to participate in the Plan.

j.	“Eligible Employee” means any Employee who (1) has worked as an employee of an Employer for at least thirty (30) days and (2) is customarily employed for at least five (5) months each calendar year or who is classified as a “PRN” or on-call Employee.

k.	“Employee” means any person who performs services as a common law employee of an Employer, and does not include individuals providing services to an Employer in a capacity as an independent contractor.

l.	“Employer” means, individually and collectively, the Company and the Designated Subsidiaries.

m.	“Enrollment Period” shall mean the period immediately preceding the Offering Period that is designated by the Administrator in its discretion as the period during which an Eligible Employee may elect to participate in the Plan.

n.	“Offering Period” shall mean the period during which Participants in the Plan authorize payroll deductions to fund the purchase of Shares on their behalf under the Plan pursuant to the options granted to them hereunder.

o.	“Participant” means any Eligible Employee who has elected to participate in the Plan for an Offering Period by authorizing payroll deductions and following all applicable procedures established by the Administrator during the Enrollment Period for such Offering Period.

p.	“Plan” shall mean this Cardinal Health, Inc. Employee Stock Purchase Plan, as amended from time to time.

q.	“Plan Account” shall mean the individual account established by the Agent for each Participant for purposes of accounting for and/or holding each Participant’s payroll deductions, Shares, etc.

r.	“Plan Year” shall mean the fiscal year of the Company.

s.	“Purchase Price” shall mean, for each Share purchased in accordance with Section 4 hereof, an amount equal to the lesser of (1) eighty-five percent (85%) of the Closing Value of a Share on the first Trading Day of each Offering Period (which for Plan purposes shall be deemed to be the date the option to purchase such Shares was granted to each Eligible Employee who is, or elects to become, a Participant); or (2) eighty-five percent (85%) of the Closing Value of such Share on the last Trading Day of the Offering Period (which for Plan purposes shall be deemed to be the date each such option to purchase such Shares was exercised).

t.	“Shares” means the common shares, without par value, of the Company.

u.	“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).

v.	“Trading Day” shall mean a day on which national stock exchanges and The New York Stock Exchange are open for trading.

Section 3 - Eligible Employees

a. In General. Participation in the Plan is voluntary. All Eligible Employees of an Employer are eligible to participate in the Plan. All Eligible Employees granted options to purchase Shares hereunder shall have the same rights and privileges as every other such Eligible Employee, and only Eligible Employees of an Employer satisfying the applicable requirements of the Plan will be entitled to be granted options hereunder.

b. Limitations on Rights. An Employee who otherwise is an Eligible Employee shall not be entitled to purchase Shares under the Plan: (1) if such purchase would cause such Eligible Employee to own Shares (including any Shares which would be owned if such Eligible Employee purchased all of the Shares made available for purchase by such Eligible Employee under all options or rights then held by such Eligible Employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of each class of stock of the Company or any Subsidiary; or (2) to the extent that such purchase would cause such Eligible Employee to have options or rights to purchase more than $25,000 of Shares under the Plan (and under all other employee stock purchase plans of the Company and its Subsidiary corporations which qualify for treatment under Section 423 of the Code) for any calendar year in which such rights are outstanding (based on the Closing Value of such Shares, determined as of the date such rights are granted). For purposes of clause (1) of this subsection b., the attribution rules set forth in Section 424(d) of the Code and related regulations shall apply.

Section 4 - Enrollment and Offering Periods

a. Enrolling in the Plan. To participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment for a given Offering Period will take place during the Enrollment Period for such Offering Period. The Administrator shall designate the initial Enrollment Period and each subsequent Enrollment Period and the Offering Period to which each Enrollment Period relates. Participation in the Plan with respect to any one or more of the Offering Periods shall neither limit nor require participation in the Plan for any other Offering Period.

b. The Offering Period. Any Employee who is an Eligible Employee and who desires to be granted options to purchase Shares hereunder must enroll in accordance with the procedures established by the Administrator during an Enrollment Period. Such authorization shall be effective for the Offering Period immediately following such Enrollment Period. The duration of an Offering Period shall be determined by the Administrator prior to the Enrollment Period and shall commence on the first day (or the First Trading Day) of the Offering Period and end on the last day (or the last Trading Day) of the Offering Period; provided, however, that if the Administrator terminates the Plan during an Offering Period, pursuant to its authority in Section 17 of the Plan, such Offering Period shall be deemed to end on the date the Plan is terminated. The termination of the Plan and the Offering Period shall end the Participant’s rights to contribute amounts to the Plan or continue participation in the Offering Period. The date of termination of the Plan shall be deemed to be the final day of the Offering Period for purposes of determining the Purchase Price under the Offering Period and all amounts contributed during the Offering Period will be used as of such termination date to purchase Shares in accordance with the general provisions of Section 9.

The Administrator may designate one or more Offering Periods during each Plan Year during the term of this Plan. On the first day (or the First Trading Day) of each Offering Period, each Participant shall be granted an option to purchase Shares under the Plan. Each option granted hereunder shall expire at the end of the Offering Period for which it was granted. In no event may an option granted hereunder be exercised after the expiration of 27 months from the date of grant.

c. Changing Enrollment. The offering of Shares pursuant to options granted hereunder the Plan shall occur only during an Offering Period and shall be made only to Participants. Once an Eligible Employee is enrolled in the Plan, the Administrator or Employer will inform the Agent of such fact. Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Offering Period until he or she terminates his or her participation by revoking his or her payroll deduction authorization or ceases to be an Eligible Employee. Once a Participant has elected to participate under the Plan, that Participant’s payroll deduction authorization shall apply to all subsequent Offering Periods unless and until the Participant ceases to be an Eligible Employee, or modifies or terminates said authorization. If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Offering Period by following the procedures established by the Administrator during the Enrollment Period immediately preceding such Offering Period.

Section 5 - Term of Plan

This Plan shall be in effect from January 3, 2000, until it is terminated by action of the Administrator or the Board.

Section 6 - Number of Shares to Be Made Available

Subject to adjustment as provided in Section 16 hereof, the total number of Shares made available for purchase by Participants granted options which are exercised under Section 9 hereof is 5,000,000, which may consist of authorized but unissued shares, treasury shares, or shares purchased by the Plan in the open market. The provisions of Section 9 b. shall control in the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan. If all of the Shares authorized for sale under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares made by the Administrator (such authorizations must, however, comply with Section 17 hereof), or shall be terminated in accordance with Section 17 hereof.

Section 7 - Use of Funds

All payroll deductions received or held by an Employer under the Plan may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such payroll deductions. Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll withholding made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants. Administrative expenses of the Plan shall be allocated to each Participant’s Plan Account unless such expenses are paid by the Employer.

Section 8 - Amount of Contribution; Method of Payment

a. Payroll Withholding. Except as otherwise specifically provided herein, the Purchase Price will be payable by each Participant by means of payroll withholding. The withholding shall be in increments of one percent (1%). The minimum withholding permitted shall be an amount equal to one percent (1%) of a Participant’s Compensation and the maximum withholding shall be an amount equal to fifteen percent (15%) of a Participant’s Compensation. In any event, the total withholding permitted to be made by any Participant for a calendar year shall be limited to the sum of $21,250. The actual percentage of Compensation to be deducted shall be specified by a Participant in his or her authorization for payroll withholding. Participants may not deposit any separate cash payments into their Plan Accounts.

b. Application of Withholding Rules. Payroll withholding will commence with the first paycheck issued during the Offering Period and will, except as otherwise provided herein, continue with each paycheck throughout the entire Offering Period, except for pay periods for which such Participant receives no compensation (e.g., uncompensated personal leave, leave of absence). A pay period which ends at such time that it is administratively impracticable to credit any paycheck for such pay period to the then-current Offering Period will be credited in its entirety to the immediately subsequent Offering Period. A pay period which overlaps Offering Periods will be credited in its entirety to the Offering Period in which it is paid. Payroll withholding shall be retained by the Employer or other party responsible for making such payment to the Participant, until applied to the purchase of Shares as described in Section 9 and the satisfaction of any related federal, state or local withholding obligations (including any employment tax obligations).

At the time the Shares are purchased, or at the time some or all of the Shares issued under the Plan are disposed of, Participants must make adequate provision for the Employer’s federal, state, local or other tax withholding obligations (including employment taxes), if any, which arise upon the purchase or disposition of the Shares. At any time, the Employer may, but shall not be obligated to, withhold from each Participant’s Compensation the amount necessary for the Employer to meet applicable withholding obligations, including any withholding required to make available to the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant. Each Participant, as a condition of participating under the Plan, agrees to bear responsibility for all federal, state, and local income taxes required to be withheld from his or her Compensation as well as the Participant’s portion of FICA (both the OASDI and Medicare components) with respect to any Compensation arising on account of the purchase or disposition of Shares. The Employer may increase income and/or employment tax withholding on a Participant’s Compensation after the purchase or disposition of Shares in order to comply with federal, state and local tax laws, and each Participant agrees to sign any and all appropriate documents to facilitate such withholding.

Section 9 - Purchasing, Transferring Shares

a. Maintenance of Plan Account. Upon the exercise of a Participant’s initial option to purchase Shares under the Plan, the Agent shall establish a Plan Account in the name of such Participant. No later than the close of each Offering Period, the aggregate amount deducted during such Offering Period by the Employer from a Participant’s Compensation (and credited to a non-interest-bearing account maintained by the Employer or other party for bookkeeping purposes) will be communicated by the Employer to the Agent and shall thereupon be credited by the Agent to such Participant’s Plan Account (unless the Participant has given notice to the Administrator of his or her revocation of authorization prior to the date such communication is made). As of the last day of each Offering Period, or as soon thereafter as is administratively practicable, each Participant’s option to purchase Shares will be exercised automatically for him or her by the Agent with respect to those amounts reported to the Agent by the Administrator or Employer as creditable to that Participant’s Plan Account. On the date of exercise, the amount then credited to the Participant’s Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be transferred to the Participant’s Plan Account by the Agent the number of full and fractional shares which results.

The Agent shall hold in its name, or in the name of its nominee, all Shares so purchased and allocated. No certificate will be issued to a Participant for Shares held in his or her Plan Account unless he or she so requests in writing or unless such Participant’s active participation in the Plan is terminated due to death, disability, separation from service or retirement. Notwithstanding any provision herein to the contrary, no certificates shall be issued for Shares until such Shares have been held in the Participant’s Plan Account for a period of at least 24 months following the date of the granting of the option to purchase such Shares.

b. Insufficient Number of Available Shares. In the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be limited to the remaining number of Shares authorized for sale under the Plan and shall be allocated by the Agent among the Participants in proportion to each Participant’s Compensation during the Offering Period over the total Compensation of all Participants during the Offering Period. Any excess amounts withheld and credited to Participants’ Plan Accounts then shall be returned to the Participants as soon as is administratively practicable.

c. Handling Excess Shares. In the event that the number of Shares which would be credited to any Participant’s Plan Account in any Offering Period exceeds the limit specified in Section 3 b. hereof, such Participant’s Plan Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded in cash as soon as administratively practicable.

d. Status Reports. Statements of each Participant’s Plan Account shall be given to participating Employees at least annually.

Section 10 - Dividends and Other Distributions

a. Reinvestment of Dividends. Cash dividends and other cash distributions received by the Agent on Shares held in its custody hereunder will be credited to the Plan Accounts of individual Participants in accordance with such Participants’ interests in the Shares with respect to which such dividends or distributions are paid or made. Cash dividends will be applied, as soon as practicable after the receipt thereof by the Agent, in accordance with the directions of the individual Participant to whose Plan Account such amounts have been credited. Participants may, but are not required to, direct that such cash dividends be applied to the purchase in the open market at prevailing market prices of the number of whole Shares capable of being purchased with such funds (or the portion of such funds designated for such application by the Participant), after deduction of any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost payable in connection with the purchase of such Shares and not otherwise paid by the Employer.

b. Shares to Be Held in Agent’s Name. All purchases of Shares made pursuant to this Section will be made in the name of the Agent or its nominee, shall be held as provided in Section 9 hereof, and shall be transferred and credited to the Plan Account(s) of the individual Participant(s) to which such dividends or other distributions were credited. Dividends paid in the form of Shares will be allocated by the Agent, as and when received, with respect to Shares held in its custody hereunder to the Plan Accounts of individual Participants in accordance with such Participants’ interests in such Shares with respect to which such dividends were paid. Property, other than Shares or cash, received by the Agent as a distribution on Shares held in its custody hereunder, shall be sold by the Agent for the accounts of the Participants, and the Agent shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent on Shares held in its custody hereunder.

c. Tax Responsibilities. The reinvestment of dividends under the Plan will not relieve a Participant (or Eligible Employee with a Plan Account) of any income or other tax that may be due on or with respect to such dividends. The Agent shall report to each Participant (or Eligible Employee with a Plan Account) the amount of dividends credited to his or her Plan Account.

Section 11 - Voting of Shares

A Participant shall have no interest or voting right in the Shares covered by his or her option until such option has been exercised. Shares held for a Participant (or Eligible Employee with a Plan Account) in his or her Plan Account will be voted in accordance with the Participant’s (or Eligible Employee’s) express directions. In the absence of any such directions, such Shares will not be voted.

Section 12 – In-Service Distribution or Sale of Shares

a. Sale of Shares. Subject to the provisions of Section 19, a Participant may at any time, and without withdrawing from the Plan, by giving notice to the Agent, direct the Agent to sell all or part of the Shares held on behalf of the Participant. Upon receipt of such a notice, the Agent shall, as soon as practicable after receipt of such notice, sell such Shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost) to the Participant’s Plan Account.

b. In-Service Share Distributions. A Participant may, without withdrawing from the Plan, request that a certificate for all or part of the full Shares held in his or her Plan Account be sent to him or her after the relevant Shares have been purchased and allocated subject to the requirement that such Shares be held in the Participant’s Plan Account for a period of at least 24 months after the date of the granting of the option, as described in Section 9 a., above. All such requests must be submitted in writing to the Agent. No certificate for a fractional Share will be issued; the fair value of fractional Shares on the date of withdrawal of all Shares credited to a Participant’s Plan Account shall be paid in cash to such Participant. The Plan may impose a reasonable charge, to be paid by the Participant, for each stock certificate so issued prior to the date active participation in the Plan ceases; such charge shall be paid by the Participant to the Administrator or Employer prior to the date any distribution of a certificate evidencing ownership of such Shares occurs.

Section 13 – Cessation of Active Participation

A Participant may revoke his or her authorization for payroll deduction for an Offering Period by giving notice to the Administrator or Employer in accordance with procedures established by the Administrator from time to time. The revocation of a payroll deduction authorization shall be effective for the Offering Period in which made if the revocation is made within such time limitations as may be established by the Administrator from time to time. Any payroll deductions made for an Offering Period prior to the effective date of the revocation of the deduction authorization by the Participant may, at the Participant’s election, be refunded to the Participant in cash or applied to any other permissible purpose under the terms of his or her Plan Account. A Participant who revokes authorization for payroll deduction may not again participate under the Plan until the next Offering Period immediately subsequent to the Offering Period during which the Participant revoked payroll deduction authorization with respect thereto.

Section 14 - Separation from Employment

Separation from employment for any reason, including death, disability, termination or retirement, shall be treated automatically as a withdrawal from the Plan. If separation from employment occurs more than two (2) months prior to the end of an Offering Period, it shall be treated as though the Participant revoked his or her authorization for payroll deductions under Section 13, above, and elected a refund in cash of the amounts withheld for the Offering Period. If separation from employment occurs within two (2) months of the end of an Offering Period, the Participant’s option to purchase Shares for that Offering Period shall be automatically exercised by the Agent unless the Participant makes an election to have his or her separation from employment treated as though the Participant revoked his or her authorization for payroll deductions under Section 13, above within such time limitations as may be established by the Administrator from time to time. If a Participant has a separation from employment but is re-employed as an Eligible Employee, he or she shall be treated as a new Eligible Employee. The Administrator shall, in its sole discretion, determine what constitutes a separation from employment for purposes of this Section.

Section 15 - Assignment

Neither payroll deductions credited to a Participant’s Plan Account nor any rights with regard to options or Shares held under the Plan may be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw from the Plan. A Participant’s right to purchase Shares under this Plan may be exercisable during the Participant’s lifetime only by the Participant. A Participant’s Plan Account shall be payable to the Participant’s designated beneficiary or, if none, to the Participant’s estate upon his or her death.

Section 16 - Adjustment of and Changes in Shares

If at any time after the effective date of the Plan the Company shall subdivide or reclassify the Shares which have been or may be optioned under the Plan, or shall declare thereon any stock split or dividend payable in Shares, or shall alter the capital structure of the Shares or the Company in any similar manner, then the number and class of shares held in the Plan and which may thereafter be optioned (in the aggregate and to any Participant) shall be adjusted accordingly, and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the Purchase Price shall be adjusted accordingly, as necessary to preserve the rights of the holder(s) of such Shares and option(s).

Section 17 - Amendment or Termination of the Plan

The Administrator shall have the right, at any time, to amend, modify or terminate the Plan without notice; provided, however, that no Participant’s existing options shall be adversely affected by any such amendment, modification or termination, except to comply with applicable law, stock exchange rules or accounting rules. Notwithstanding the foregoing, the Administrator shall have the right to terminate the Plan with respect to all future payroll deductions and related purchases at any time. Such termination of the Plan shall also terminate any current Offering Period in accordance with Section 4 of the Plan.

Designations of participating corporations may be made from time to time from among a group of corporations consisting of the Employer, its parent and its Subsidiaries (including corporations that become Subsidiaries or a parent after the adoption and approval of the Plan).

Section 18 - Administration

a. Administration. The Plan shall be administered by the Administrator. The Administrator shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any rule or regulation adopted by the Administrator shall remain in full force and effect unless and until altered, amended or repealed by the Administrator.

b. Specific Responsibilities. The Administrator’s responsibilities shall include, but shall not be limited to:

(1) interpreting the Plan (including issues relating to the definition and application of “Compensation”);

(2) identifying and compiling a list of persons who are Eligible Employees for an Offering Period; and

(3) identifying those Eligible Employees not entitled to be granted options or other rights for an Offering Period on account of the limitations described in Section 3 b. hereof.

The Administrator may from time to time adopt rules and regulations for carrying out the terms of the Plan. Interpretation or construction of any provision of the Plan by the Administrator shall be final and conclusive on all persons, absent specific and contrary action taken by the Board. Any interpretation or construction of any provision of the Plan by the Administrator or the Board shall be final and conclusive.

Section 19 - Securities Law Restrictions

Notwithstanding any provision of the Plan to the contrary, no payroll deductions shall take place and no Shares may be purchased under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Shares covered by the Plan under the Act. Prior to the effectiveness of such registration statement, Shares subject to purchase under the Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.

Section 20 - No Independent Employee’s Rights

Nothing in the Plan shall be construed to be a contract of employment between an Employer or its parent or any Subsidiary and any Employee, or any group or category of Employees (whether for a definite or specific duration or otherwise), or to prevent the Employer, its parent or any Subsidiary from terminating any Employee’s employment at any time, without notice or recompense. No Employee shall have any rights as a shareholder until the option to purchase Shares, granted to him or her hereunder, has been exercised.

Section 21 - Applicable Law

The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio to the extent such laws are not preempted or controlled by federal law.

Section 22 - Merger or Consolidation

If the Company shall at any time merge into or consolidate with another corporation or business entity, each Participant will thereafter be entitled to receive at the end of the Offering Period (during which such merger or consolidation occurs) the securities or property which a holder of Shares was entitled to upon and at the time of such merger or consolidation. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.